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                                                                      EXHIBIT 11


                     ALPHANET SOLUTIONS, INC. AND SUBSIDIARY

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)


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                               Three Months Ended Sept. 30,   Nine Months Ended Sept. 30,
                               ----------------------------   ---------------------------
                                    1996          1997           1996          1997
                                 ---------     ----------     ----------    ----------


Net income (1)...............    $     969     $    1,418     $    2,057    $    3,679
                                 =========     ==========     ==========    ==========

Weighted average number of
 common shares and common
 shares equivalent:
Common shares................        5,100         6,256           4,554         5,538
Shares necessary to fund
  S Corporation Distribution.           --            --             173            --
Stock Options................           --           204              --           205
Cheap stock (treasury stock
  method)....................           --            --              12            --
                                 ---------     ---------      ----------    ----------
                                     5,100         6,460           4,739         5,743
                                 ---------     ---------      ----------    ----------

Net income per share(1)......    $    0.19     $    0.22      $     0.43    $     0.64
                                 =========     =========      ==========    ==========



(1) Pro forma for the nine months ended September 30, 1996.
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